Exhibit 3

Names and Addresses of the Managers

     Barclays Bank PLC
5 The North Colonnade
Canary Wharf
London E14 4BB
England

     UBS Securities LLC
677 Washington Boulevard
Stamford, CT 06901

J.P. Morgan Securities Limited
125 London Wall, Floor 6
London EC2Y 5AJ
England

Morgan Stanley & Co. Incorporated
1585 Broadway, 2nd Floor
New York, New York 10036